Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM ANNOUNCES NEW YORK STATE APPROVAL OF FIRST FLOWSCRIPT ASSAY

FOR IMPROVED DETECTION OF CERVICAL CANCER PROGRESSION

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Company Anticipates Additional Products Stemming from Platform for Wide Range of Uses

NEW YORK, March 13, 2015 – Enzo Biochem, Inc. (NYSE:ENZ) today announced that the New York State Department of Health has granted conditional approval for Enzo Clinical Labs’ use of the FlowScript™ assay in detection of mRNA from HPV oncogenes, E6 and E7. Overexpression of these HPV oncogenes promotes the growth of malignant cells leading to the development of cervical cancer. As a result, Enzo Clinical Labs may now begin to offer the assay to its clientele. In addition, relevant reagents will be marketed though Enzo’s Life Sciences division.

The FlowScript™ technology platform is a proprietary, flow cytometry-based, molecular detection system for the multiplex analysis of cell function and identity, and was developed by cross-functional teams at Enzo Biochem. The HPV E6/E7 assay is the first product to utilize this novel platform. Analysis is performed on a small volume of a liquid cytology specimen and can thus be easily incorporated as a reflex test measure following abnormal Pap smear results.

The assay, and the platform on which it is based, allows for the simultaneous analysis of several different genes expressed in every cell in a given sample. In this manner, it is possible to produce clinically relevant data at the single cell level. Unlike other assays that study mRNA expression, FlowScript assays are performed by a homogenous system that eliminates washing steps that can reduce fluctuation of results. Additionally, the assay’s use of external control improves run-to-run consistency. As a result, both hands on time and the number of steps are reduced, allowing for improved economics. In data presented at a recent pathology conference in Italy, Enzo’s assay was shown to produce reliable and consistent results near the limit of assay detection. Furthermore, Enzo anticipates applying this platform to a multiplicity of uses such as the study of other cancers, the evaluation of an individual immune state as well as products targeted to the drug development market, among others.

“We believe this assay will be used to help guide providers in assessing the risk of progression to cervical cancer and whether colposcopy or follow-up screening should be the preferred course of action,” said Dr. Elazar Rabbani, Enzo’s Chairman and CEO. “The approval of this assay strengthens our commitment to utilize our proprietary technology and bring forward clinically relevant diagnostics that can inform patient and physician decision-making, with potential to reduce spending associated with advanced stage disease. Moreover, it is indicative of how well we are executing on our strategy of utilizing our integrated structure to produce products that are relevant to today’s evolving healthcare marketplace.”

Human papillomavirus is one of the most common sexually transmitted diseases and is thought to be the major cause of cervical cancer.  Current medical guidelines recommend high risk HPV testing for cervical cancer in women over 21 who have abnormal PAP smears and in screening women over 30 years of age when used in conjunction with a Pap smear. Enzo has long been a global leader in the development of products and services for the identification of HPV. Industry reports have estimated the worldwide cervical cancer screening market to be in excess of $1 billion.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2014. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contact:

For Enzo Biochem, Inc.

Steven Anreder	Michael Wachs
Anreder & Company	CEOcast, Inc.
212-532-3232	212-732-4300
steven.anreder@anreder.com or	mwachs@ceocast.com